Exhibit 10.1

United Insurance Holdings Corp.
Omnibus Incentive Plan
Stock Option Agreement

United Insurance Holdings Corp., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the United Insurance Holdings Corp. Omnibus Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s common stock, par value $0.0001 per share (“Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan (such stock option, the “Option”). Capitalized terms not defined herein shall have the meanings specified in the Award Notice or the Plan.

1.
Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2.Time and Manner of Exercise of Option.

2.1.Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice, subject to the Optionee’s continued employment or service, as applicable, in good standing with the Company as of the applicable Vesting Date as set forth in the Award Notice. In the event of a termination of employment or service, as applicable, prior to an applicable Vesting Date, the portion of such Option that is not vested as of the date of such termination of employment shall be immediately and automatically canceled and forfeited; provided that:

(a) Termination due to death or Disability. If Optionee’s employment or service, as applicable, with the Company terminates by reason of Optionee’s death or Disability, then (i) the Pro-Rata Portion of the Option that is unvested as of immediately prior to such termination shall become vested as of such termination and (ii) the vested portion of the Option as of such termination (whether in accordance with the vesting schedule set forth in the Award Notice or pursuant to this Section 2.2(a)(i)) may thereafter be exercised by Optionee (or Optionee’s estate, as applicable) through the earlier to occur of (A) three years after the date of such termination of employment and (B) the Expiration Date (except as otherwise provided pursuant to Section 2.2(c) below). The portion of the Option that remains unvestedz as of the date of termination will be immediately and automatically forfeited. For purposes of this Agreement, “Pro-Rata Portion” shall be determined by multiplying (x) the portion of the Option that would have vested had Optionee remained employed until the next Vesting Date by (y) a fraction, the numerator of which is the number of days Optionee was employed by the Company from the previous Vesting Date (or the Grant Date, if no Vesting Date has yet occurred) until the date of termination, and the denominator of which is the number of days from and after the previous Vesting Date (or the Grant Date, if no Vesting Date has yet occurred) through the next Vesting Date, rounding up to the next whole share of Stock.

(b)Termination due to Retirement. If Optionee’s employment or service, as applicable, with the Company terminates by reason of Optionee’s Retirement then, subject to Optionee’s continued compliance with the restrictive covenants (“Covenants”) attached hereto as Appendix A, and subject to Optionee’s execution and non-revocation of a waiver and release of claims in the form prescribed by the Company within 60 days following the date of such termination of employment (the “Release Condition”) the Option shall continue to become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice. Vested Options shall remain exercisable by Optionee through the earlier to occur of (i) five years from the date of Retirement or (ii) the Expiration Date. Notwithstanding the foregoing, upon a breach of the Covenants, any portion of the Option that is not vested as of the time of the breach shall immediately and automatically terminate as of such breach.

(c)Termination by the Company without Cause or Resignation for Good Reason following a Change of Control. If the Optionee’s employment with the Company is terminated by the Company without Cause, or if the Optionee resigns for Good Reason, in each case, within 24 months following a Change of Control, subject to continued compliance with the

Covenants and the Release Condition, the Option shall become 100% vested as of such termination of employment and may thereafter be exercised by Optionee through the earlier to occur of (i) the date which is three months after the date of such termination of employment and (ii) the Expiration Date. Notwithstanding the foregoing, upon a breach of the Covenants, any portion of the Option that is not vested as of the time of the breach shall immediately and automatically terminate as of such breach.

(d)Termination by the Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon notice of such termination of employment, which shall be provided in accordance with Section 4.9 of this Agreement.

(e)Other Terminations. If Optionee’s employment or service, as applicable, with the Company terminates for any reason other than as set forth in Sections 2.2(a) through 2.2(d) hereof (including a termination by the Company without Cause or a resignation other than as described in Section 2.2.(c)), then the Option, to the extent vested on the effective date of such termination of employment, may, subject to continued compliance with the Covenants, thereafter be exercised by Optionee through the earlier to occur of (i) the date which is three months after the date of such termination of employment and (ii) the Expiration Date (except as otherwise provided pursuant to Section 2.2(b) above). Any portion of the Option that is not vested as of the date of termination shall immediately and automatically terminate as of such termination of employment. Notwithstanding the foregoing, upon a breach of the Covenants, any portion of the Option that is not vested as of the time of the breach shall immediately and automatically terminate as of such breach.

(f)Definitions.

(i)“Good Reason” shall have the meaning given to it in an effective employment agreement between Optionee and the Company or any of its Affiliates or, if no such agreement exists or if Good Reason is not defined therein, Good Reason means the occurrence, without Optionee’s written consent, of any of the following events or circumstances: (w) a material reduction in Optionee’s annual base salary or target bonus opportunity, (x) a material diminution in Optionee’s title, duties or responsibilities, (y) a relocation of Optionee’s principal work location by more than 50 miles or (z) any material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist unless Optionee gives the Company notice specifically detailing the event Optionee believes gives rise to Good Reason within 60 days of the date of the initial occurrence of such event. In cases where cure is possible, the Company shall be provided a 30-day period after such notice is given in accordance with Section 4.9 of this Agreement. If such circumstances are not cured by the expiration of such cure period, Optionee shall resign for Good Reason within three months following the end of the cure period.

(ii)“Retirement” means termination of employment or service with the Company and its Affiliates on or after the date the Optionee has both attained age sixty-five (65) and completed ten (10) years of service with the Company and its Affiliates; provided that at the time of such termination, no circumstances exist that would constitute Cause.

2.3.Method of Exercise. Unless restricted by the Administrator and subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and (y). No certificate representing a share of Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.1, have been paid.

2.4.Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3.Transfer Restrictions and Securities Laws Restrictions.

3.1.Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (a) during Optionee’s lifetime the Option is exercisable only by

Optionee or Optionee’s legal representative, guardian or similar person and (b) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2.Investment Representation. Optionee hereby represents and covenants that (a) any shares of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) unless such purchase has been registered under the Securities Act and any applicable state securities laws, (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws, and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of any purchase of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

4.Additional Terms and Conditions.

4.1.Tax Matters.

a.Withholding Taxes. As a condition precedent to the issuance of Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.     Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher withholding rate permitted by the Committee and which does not result in adverse accounting consequences to the Company). Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No share of Stock or certificate representing a share of Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

4.2.Adjustment. This award shall be subject to adjustment in accordance with Section 16 of the Plan.

4.3.Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

4.4.Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.1.

4.5.Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

4.6.Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment of any person at any time.

4.7.Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

4.8.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.9.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to United Insurance Holdings Corp., Attention: Jessica Strathman, 800 2nd Ave S., St. Petersburgh, FL 33701, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service, provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.10.Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Florida and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.11.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.

4.12.Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

4.13.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

4.14.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time, provided that an amendment that would materially impair the Optionee’s rights under this Agreement shall be subject to the written consent of the Optionee. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

4.15.Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

Appendix A
1.Confidentiality/Non-Disclosure.
“Confidential Information” means any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, Optionee, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:
(a)Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

(b)Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

(c)Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

(d)Intellectual Property not generally available to the public or published by the Company or its Subsidiaries.

Confidential Information shall not include information that: (i) is or becomes public information without breach of this Agreement by Optionee, (ii) was in Optionee’s possession (in writing or other recorded form) prior to his employment by the Company with no obligation to maintain confidentiality, as evidenced by written or electronic records, (iii) was received from a third party not under any obligation of confidentiality to the Company or (iv) is required to be disclosed by Optionee by law or a final order of a court or other governmental agency or authority of competent jurisdiction (collectively, “Order”); provided, however, reasonable notice prior to any such disclosure shall be given to the Company to allow sufficient time for the Company to obtain injunctive relief, a protective order or similar remedy.
“Intellectual Property,” or “IP,” means: (a) inventions or devices, whether patentable or not, (b) original works of authorship produced by or on behalf of the Company or its Subsidiaries, (c) trade secrets, (d) know-how and (e) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.
Optionee acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company.
Optionee acknowledges and agrees that: (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if Optionee were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement.
Optionee acknowledges and agrees this Agreement is binding on Optionee’s heirs, executors, successors, administrators, representatives and agents.
Optionee agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

(e)To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of Optionee or any Person;

(f)Not to disclose Confidential Information, except to the extent Optionee is required to disclose or use such Confidential Information in the performance of Optionee’s assigned duties for the Company or its Subsidiaries, to any person without the prior express written consent of the Board, or their successors as an action permitted under the operating agreement of the Company;

(g)To tender all Confidential Information to the Company, and destroy any of Optionee’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement;
(h)To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (c) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

(i)To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

(j)Immediately notify the Board of any breach of this Agreement;

(k)Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by Optionee to the Company or its Subsidiaries; and

(l)Refrain from purchasing or selling securities in reliance upon such Confidential Information or any non-public information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. Optionee agrees that it shall comply with all such applicable securities laws. Without limitation, Optionee agrees that it shall not, either directly or indirectly: (i) conduct any transactions involving securities of the Company in reliance upon any of the Confidential Information, or (ii) communicate any of the Confidential Information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon any of the Confidential or non-public Information.

2.Non-Compete. The Company and Optionee acknowledge that (a) the Company has a special interest in and derives significant benefit from the unique skills and experience of Optionee; (b) Optionee will use and have access to proprietary and valuable Confidential Information (as defined in Section 1 of this Appendix A) during the course of Optionee’s employment; and (c) the agreements and covenants contained herein are essential to protect the business and goodwill of the Company or any of its subsidiaries, affiliates or licensees. Accordingly, and in further consideration of Optionee’s employment with the Company and the compensation paid to Optionee and the benefits provided in connection with such employment, Optionee covenants and agrees that throughout the term of his/her employment, and for a period of six (6) months after Optionee’s termination of employment Optionee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, whether for remuneration or otherwise, in any State where the Company is doing business.

3.Non-Solicitation. Holder covenants and agrees with the Company that Optionee will not, for any reason, directly or indirectly, for any Person, through the period ending on the second (2nd) annual anniversary of the last day of Optionee’s employment with the Company attempt to employ, divert away an employee, or enter into any contractual or employment arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year. This Section 3 shall not apply to former employees that were terminated by the Company.

4.Consent to Injunction. Holder acknowledges that any breach of a covenant contained in this Appendix A will result in irreparable injury to the Company or its Subsidiaries and that the Company’s or its Subsidiaries’ remedy at law for such a breach may be inadequate and will be extremely difficult to calculate or determine. Accordingly, Optionee agrees and consents that upon any such breach, the Company or its Subsidiaries shall, in addition to all other remedies available at law and in equity, be entitled to (a) both preliminary and permanent injunctions to prevent or halt any such breach or threatened breach and (b) recover the cost of such attorney’s fees as the Company or its Subsidiaries may incur to enforce it rights hereunder if the Company is a prevailing party in such litigation. Further, Optionee agrees that in the event of any breach hereunder, the Company or its Subsidiaries shall have the right to seek restraining orders and/or injunctions.

5.Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

6.Survival. The restrictions and obligations of this Appendix A shall survive any expiration, termination, or cancellation of this Agreement and shall continue to bind Optionee and Optionee’s respective heirs, executors, successors, administrators, representatives and agents.